UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2016

KBS STRATEGIC OPPORTUNITY REIT, INC.
(Exact name of registrant specified in its charter)
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Maryland	000-54382	26-3842535
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Share Redemption Program
On September 15, 2016, the board of directors of KBS Strategic Opportunity REIT, Inc. (the “Company”) approved, pursuant to Sections 4(b) and 4(c) of the Company’s Eighth Amended and Restated Share Redemption Program (the “SRP”), an additional $25 million of funds available for the redemption of shares for the third quarter of 2016. To the extent that the Company redeems less than the number of shares that the Company can purchase in the third quarter of 2016, any excess capacity to redeem shares during the third quarter of 2016 will be added to the Company’s capacity to otherwise redeem shares during subsequent periods.
 For a stockholder’s shares to be eligible for redemption in a given month or to withdraw a redemption request, the Company must receive a written notice from the stockholder or from an authorized representative of the stockholder in good order and on a form approved by the Company at least five business days before the redemption date, or by September 23, 2016 in the case of the September 30, 2016 redemption date.
 The SRP was filed with the SEC on December 10, 2015 as an exhibit to a Form 8-K.
Distribution Declared
On September 15, 2016, the Company’s board of directors authorized a distribution in the amount of $0.09426230 per share of common stock to stockholders of record as of the close of business on September 16, 2016. The Company expects to pay this distribution on or about September 22, 2016. The board of directors will declare distributions from time to time based on the Company’s income, cash flow and investing and financing activities. As such, the Company can give no assurances as to the timing, amount or notice with respect to any future distribution declarations.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT, INC.

Dated: September 16, 2016	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer, Treasurer and Secretary